VS/R2386/17/AS                   26 May 1998

                                  0171-282-7018


Reuters Group PLC
85 Fleet Street
London  EC4P 4AJ

Dear Sirs

REUTERS GROUP PLC  (THE "COMPANY")

1. We have acted as English counsel to the Company and Reuters Holdings Limited (formerly PLC) ("RH").

2. This opinion is given in connection with the Post-Effective Amendment No. 2 (the "AMENDMENT") dated 21 April 1998 to the Form S-8 Registration Statement (Registration no. 33-16927) under the Securities Act of 1933 (the "REGISTRATION STATEMENT") and relating to the registration of ordinary shares of 25p each of the Company (the "ORDINARY SHARES"). The Ordinary Shares are issuable by the Company as a consequence of the vesting or exercise of rights or options under the Reuters UK Share Option Scheme, the Reuters US Stock Option Plan, the Reuters Holdings UK SAYE Share Option Scheme, the Reuters Holdings PLC US SAYE Incentive Stock Option Plan and the Reuters Holdings (Overseas) SAYE Share Option Scheme (the "PLANS") and, in the case of the Reuters UK Share Option Scheme, the Reuters Holdings UK SAYE Share Option Scheme and the Reuters Holdings (Overseas) SAYE Share Option Scheme, under the articles of association of RH and Reuters Investments Limited.

3. For the purposes of this opinion, we have examined and relied on copies of such corporate records and other documents and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

4. The opinions set out in this letter relate only to the laws of England and Wales as in force at the date hereof and are based upon the following assumptions:

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       (a)  the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the completeness and authenticity of the originals of such documents;

       (b) as regards the legality, validity and binding effect in England of obligations, documents, matters or things referred to thereunder, the same are not invalid or unenforceable under or by virtue of any applicable laws outside England;

       (c) at the time the Ordinary Shares are issued, the Company, RH and Reuters Investments Limited are validly existing under the laws of England and Wales and that no receiver, administrative receiver, administrator or liquidator has been appointed over the whole or any part of the undertaking or assets of such companies and that such companies are not the subject of any winding-up order or petition for winding-up;

       (d) no amendments are made to the memorandum or articles of association of the Company, RH or Reuters Investments Limited which relate to the transfer or issue of shares by each such company; and

       (e) where applicable, the notice required to be given under article 7 of the articles of association of Reuters Holdings Limited is validly given and not revoked prior to the issue of the Ordinary Shares.

         We do not express any opinion herein as to, nor have we investigated for the purposes of this opinion, the laws of any jurisdiction other than the laws of England as they exist at the date hereof (including those of the European Community (save to the extent incorporated into English law)).

         This opinion is given on the basis that it will be governed by and construed in accordance with English law and that any matters arising from this opinion will be subject to the exclusive jurisdiction of the English courts.

5. Based upon, and subject to, the foregoing and subject to the qualifications set out below and to any matter not disclosed to us, it is our opinion that, so far as the laws of England, as applied by the English courts at the date of this opinion, are concerned:

       (a) the Company is a public limited company incorporated under the Companies Acts 1985 to 1989;

       (b) subject to the Ordinary Shares being authorised share capital and being allotted by the board of directors of the Company (or a duly authorised committee of the board) duly authorised so to do under sections 80 and 89 of the Companies Act 1985 (as amended), such Ordinary Shares, when fully paid for and issued as a consequence of the exercise or vesting of rights or options in accordance with the terms of the Plans and, in the case of the Reuters UK Share Option Scheme, the Reuters Holdings UK SAYE Share Option Scheme and the Reuters Holdings (Overseas) SAYE Share Option Scheme, as a consequence of the exercise of the transfer provisions set out in the articles of association of RH and Reuters Investments Limited, will be validly issued and fully paid and not liable to capital calls from the Company.

6.     The opinions expressed above are subject to the following qualifications:

       (a) where it can be shown that the directors of a company were not acting bona fide or considering the best interests of that company when entering into transactions, such transactions could be set aside. It is a question of fact relating to the nature of the business and operations of a company as to whether the directors of such company are acting bona fide and considering the best interests of the company and we do not express any opinion as to whether the English courts would determine that the Company, RH and/or Reuters Investments Limited (as appropriate) has in fact derived a benefit from those transactions;

       (b) the transactions are subject to and may be affected by any applicable bankruptcy, liquidation, insolvency, reorganisation or other laws and general equitable principles relating to or affecting the enforcement of creditors' rights generally;

       (c) where any obligations of any person are to be performed in any jurisdiction outside England, such obligations may not be enforceable under English law to the extent that such performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction;

       (d) as regards jurisdiction, an English court may stay proceedings if concurrent proceedings are brought or are pending in another jurisdiction or if action in another forum would be more convenient; and

       (e) the power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought.

       This opinion is given at the date set out above and we express no opinion as to the effect that any future event or any act of the Company may have on the matters referred to herein.

       This opinion is given to you solely for your benefit for the purposes of the filing of the Amendment with the United States Securities and Exchange Commission and, except with our written consent or as set out below, may not be relied upon by, or communicated to, any other person or used for any other purpose nor is it to be quoted or made public in any way.

       We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the US Securities Act of 1933 (as amended), or the rules and regulations of

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         the Securities and Exchange Commission thereunder.

         Yours faithfully


         /s/ Clifford Chance
         -------------------
         CLIFFORD CHANCE